SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2006

Nu Horizons Electronics Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-8798	11-2621097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

70 Maxess Road, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

(631) 396-5000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On August 29, 2002, Nu Horizons Electronics Corp. (the “Registrant”) entered into a Share Purchase Agreement with Anthony Frere , Geoffrey Rose, David Zelkha and the other shareholders of DT Electronics Limited (the “Agreement”) pursuant to which the Registrant, through its indirectly wholly-owned subsidiary, Nu Horizons Electronics Europe Limited, purchased all of the issued and outstanding capital stock of DT Electronics Limited. Under the terms of the agreement, Nu Horizons paid the sellers approximately $5.5 million in cash. The transaction also provides for potential additional payments to the sellers in three installments through 2009 from a minimum £849,426 up to a maximum £2,548,276. Payments of any amounts above the minimum are contingent upon the attainment of certain earnings milestones by DT Electronics during the three year period.

In connection with the Agreement, the Registrant entered into an amendment (the “Amendment”) to its secured revolving credit agreement with eight banks (the “Lenders”) which provides for maximum borrowings of $100,000,000. Pursuant to the Amendment, the consenting Lenders consented to the purchase of DT Electronics and agreed to modify certain provisions of the secured revolving credit agreement to take into account DT Electronic’s existing loans

A copy of the Share Purchase Agreement is filed as Exhibit 10.1 hereto and a copy of the Amendment is filed as Exhibit 10.2 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

	Exhibit No.	Description

	10.1	Share Purchase Agreement dated as of August 29, 2006 by and among with Anthony Frere , Geoffrey Rose, David Zelkha and others and its wholly-owned subsidiary, Nu Horizons Electronics Europe Limited.

	10.2	Consent and Third Amendment to Credit to Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Nu Horizons Electronics Corp. (Registrant)

Date: September 5, 2006	By:	/s/ Kurt Freudenberg
Name: Kurt Freudenberg Title: Chief Financial Officer